Exhibit 99.1

    Immersion Corporation vs. Sony Computer Entertainment Scheduling Update

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 16, 2004--Immersion Corporation (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced that on April 13, 2004 the United States District Court, Northern District of California (Oakland Division) held a pre-trial conference in the case between Immersion Corporation and Sony Computer Entertainment (Case No. C-02-0710 CW
(WDB)). Judge Wilken indicated that due to a conflict with another case on the court's docket the trial would not commence on April 19, 2004 as previously scheduled. Judge Wilken tentatively rescheduled the trial date to May 24, 2004 with a tentative backup date of August 16, 2004. Both dates are subject to the court's calendar.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, and 3D simulation markets. Immersion and its wholly-owned subsidiaries hold more than 230 issued patents worldwide.

    Forward Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-K and the Forms 10-Q for the Company's current fiscal year, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business or any other developments occurring after the date of this release.

    CONTACT: A&R Partners
             Elizabeth Conrady, 650-762-2815
             econrady@arpartners.com